Exhibit 10.4

[PICTURE OF CURRENCY]

[SEVERAL STAMPS]

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Employment Agreement”), dated as of the 29 day of September, 2009 between

1.	EROS INTERNATIONAL MEDIA PRIVATE LIMITED, a private limited company incorporated under the Companies Act, 1956 and having its registered office at 201, Kailash Plaza, Near Laxmi Industrial Estate, Andheri(W), Mumbai 400053, India (hereinafter referred to as the “Company”) (which expression shall unless repugnant to the context or meaning thereof include its successors and administrators) of the ONE PART.

AND

2.	SUNIL LULLA son of Mr. Arjan Lulla presently residing at Aumkar Bunglow 172, Dr Rajendra Jain Marg, Off Gandhi Gram Road, Juhu, Mumbai 400049 aged about 45 years (hereinafter referred to as the “SL”) of the ONE PART.

(Unless repugnant to the context or meaning thereof the Company and SL are hereinafter collectively referred to as the “Parties” and simply as “Party”).

WHEREAS

A.	The Company is presently engaged in the business, inter alia, of Film Production and Distribution of Film Rights (the “Business”).

B.	The Board of Directors of the Company (the “Board”) has appointed by the resolution passed at its meeting held on September 29, 2009 SL as its Executive Vice Chairman for a term of three years subject to and on the terms and conditions setforth therein.

C.	The SL having accepted the aforementioned appointment with the Company as its wholetime director with the designation of Executive Vice Chairman of the Company and having agreed to provide services relating to the Company (hereinafter referred to as the “Employment”), it is deemed necessary to record in writing the terms and conditions of the Employment of SL as Executive Vice Chairman of the Company by entering into this Employment Agreement.

NOW IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES AS FOLLOWS:

1.	In consideration of payment of the remuneration and provision of the perquisites and employment benefits setforth in Schedule I hereto the SL agrees to and accepts the Employment with the designation and title Executive Vice Chairman on the terms and conditions set out herein. For removal of doubt it is expressly agreed that the employment benefits setforth in this Agreement including the Schedules hereto are in addition to and not in derogation of those contained in the applicable service rules of the Company unless contrary to or in consistent with the provisions of this Agreement. The remuneration of SL and his appointment shall always be subject to the provisions of the Companies Act, 1956 and the Articles of Association of the Company (the “Articles”).

2.	As the Executive Vice Chairman of the Company, SL shall be the Chief executive officer of the Company and shall perform all such duties and exercise all such powers in respect of management of the Company, as are consistent with his position as the chief executive officer and Executive Vice Chairman of the Company, under the control and superintendence of the Board. Without prejudice to the generality of the forgoing SL shall subject to the Companies Act, 1956, and the superintendence, control and direction of the Board of the Company, is vested with full power, responsibility and authority for operational management of the Company within the framework of the Strategic Business Plan and the Budget of the Company as approved by the Board from time to time.

The power, responsibility and authority of the Executive Vice Chairman of the Company shall not extend to decision-making on any matters which are expressly reserved to the shareholders or the Board of Directors of the Company but it shall be a part of the Executive Vice Chairman’s responsibility to formulate and propose for decision by the Board corporate strategy and policy for the Company and proposals on any other matter required to be decided by the Board.

To this end subject always to the approved Strategic Business Plan and Budgets and compliance with Company’s rules, regulations and policies from time to time in force, the Executive Vice Chairman shall have the responsibility (together with all powers necessary or incidental to discharging such responsibility) to:

(a)	direct and coordinate all departmental heads;

(b)	direct and coordinate all departmental functions namely:

FINANCIAL e.g. financial planning and budgeting, accounting, treasury, audit, taxation, working capital management, cost accounting and control;

PRODUCTION e.g. production of films

SALES e.g. sales strategy, trade management and incentivisation, distribution, management of receivables;

MARKETING e.g. marketing strategy, advertising, promotion, distribution, forecasting;

HUMAN RESOURCES e.g. manpower planning, recruitment, compensation and remuneration, training, employee relations;

(c)	prepare the Strategic Business Plan and Annual Budget for submission to and approval by the Board.

(d)	decide upon and implement all actions which he may consider necessary or desirable for the implementation or achievement of the Strategic Business Plan or the Budget provided that the Executive Vice Chairman may only implement any action which conflicts with either the Strategic Business Plan or the approved Budget after approval by the Board;

(e)	engage new employees of the Company or any subsidiary of the Company and terminate the employment of any employee of the Company or any subsidiary of the Company provided that he shall consult with the Chairman before engaging or terminating the employment of any person reporting directly to him (whether within the Company or any or any subsidiary of the Company); and

(f)	decide upon and implement all other matters relating to the day-today management of the Company including its subsidiaries.

3.	The SL shall during his Employment, subject to the supervision, direction and control of the Board, perform and discharge faithfully and to the best of his ability the duties, functions and responsibilities assigned to him including those which may hereafter be assigned from time to time by the Board as Executive Vice Chairman of the Company. Except during vacation periods and absences due to temporary illness, the SL as Executive Vice Chairman shall devote all his time, attention and energies to the business of the Company as is necessary, appropriate or advisable to carry out the duties, functions and responsibilities assigned to him.

4.	The term of office of the SL during his Employment as Executive Vice Chairman shall be for a period of 3 (Three) years from the date of his appointment by the Board (hereinafter referred to as the “Term”). Provided however, if desired by the Company, the Term of the Employment shall be extended at the end of the Term at the sole option of the Company on mutually agreed terms and conditions.

5.	The SL covenants and agrees that, except with the consent of the Company, during the Term of his Employment and thereafter for a period of 2 (two) years from the date of expiry of and/or sooner termination of his Employment, SL shall not disclose to any person for any purpose or use in any business or venture, either directly or indirectly through any person, firm, company or other body corporate in which the SL or his relatives hold in aggregate not less than 5% percent of its issued equity capital or otherwise controls the business of conduct of its affairs any or all (i) trade secrets, (ii) particulars of suppliers of raw materials and equipment, and customers, and (iii) all other information (including information contained in or derived from any intellectual property, management information systems, data disks, tapes and flowcharts) relating to the business of the Company. The obligation under this Clause shall survive the termination of this Employment Agreement.

6.	The SL as Executive Vice Chairman agrees that during the Term of his Employment, he shall not indulge, participate, control and/or be involved in, any activity or business, directly or indirectly, whatsoever through any other entity competing with the business or activities of the Company. Nothing contained hereinabove and Clause 5 hereof shall apply to:

(i)	an investment made by the SL in the share capital of a public listed company; and

(ii)	to investments made by the SL as a passive investor in the share capital of any company or other body corporate which company or body corporate provided that such company or body corporate is controlled by a Relative (as defined in Section 2(41) of the Act) of SL.

7.	The SL agrees from the date hereof he shall not use for himself or for the benefit of any third party or publish or disclose any company confidential information save and except for the business of the Company.

8.	At any time after the date hereof, the SL shall not knowingly do anything that might be prejudicial to the business of the Company or its interest.

9.	Each covenant contained in this Employment Agreement shall be construed as a separate covenant and if one or more of the covenants is held to be against public interest or unlawful or in any way an unreasonable restraint of trade, the remaining covenants shall continue to bind the SL.

10.	If any covenant contained in this Employment Agreement would be void as drawn but would be valid if the period of application were reduced or if some part of the covenant were deleted, the covenant in question shall apply with such modification as may be necessary to make it valid and effective.

11.	The SL agrees and undertakes that during the term of his Employment, SL shall assign to the Company, all intellectual property including all inventions, whether patented or not patented copyrights, design rights, trade marks obtained by him individually or on behalf of the Company in relation to the work carried on, discovered, invented designed and/or authored by him (hereinafter referred to as “Intellectual Properties”) during his term of office as Executive Vice Chairman of the Company. Such Intellectual Properties shall constitute the absolute property of the Company and the SL shall not lay claim on any such Intellectual Properties during the term of his Employment or after expiry or sooner termination of such Employment.

12.	The SL shall be bound by all the general terms and conditions applicable to employees of the Company not contrary to or inconsistent with the provisions of this Employment Agreement, or under any or all the applicable laws.

13.	Notwithstanding anything to the contrary in this Employment Agreement, in the event of termination of the Employment by the SL for any reason whatsoever, and in the event the SL has any pending entitlements to exercise the option to purchase the Shares of the Company, SL shall surrender or deemed to have surrendered his entitlements, stock options and warrants in this regard simultaneously with the resignation/termination except in the event of termination other than due to an Event of Breach after the expiry of two years from the date of this Agreement.

14.	This Employment Agreement may not be assigned by any party hereto. Any notice required or permitted to be given under this Employment Agreement shall be sufficient if in writing and sent by registered mail to:

SL: Aumkar Bunglow,

172, Dr Rajendra Jain Marg,

Off Gandhi Gram Road,

Juhu, Mumbai 400049.

The Company :

Eros International Media Private Limited

201 Kailash Plaza, Plot No A-12,

Opp Laxmi Industrial Estate,

Link Road, Andheri (W),

Mumbai 400053

Fax: 022-26732586

15.	This Employment Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior agreements and arrangements relating to the subject matter hereof. It may be changed, modified and amended only by an agreement in writing and signed by the parties hereto. The parties hereto agree that in the event of any conflict between the terms and conditions of this Employment Agreement and any other arrangement or agreement, including any employee stock option plan, the terms and conditions of this Employment Agreement shall prevail.

16.	The Employment Agreement shall be terminated at the option of the Company by not less than [30 (thirty)] day notice in writing to SL in the event of material breach of any of the terms and conditions of this Employment Agreement by SL or occurrence of any of the Events of Default. Events of Defaults under this Employment Agreement (“Events of Default”) shall be the following:

(i)	an act of dishonesty or fraud by SL intended to result in gain or personal enrichment of SL;

(ii)	SL personally engaging in gross misconduct including willful disregard of the directions of the Board of which causes material harm or injury to the business of the Company;

(iii)	SL’s willful and continued failure to substantially perform the duties and obligations of his employment which are not remedied within twenty days after notice thereof from the Board of Directors;

(iv)	SL being convicted of a felony, or a misdemeanor or gross misdemeanor relating to an act of dishonesty or fraud against, or a misappropriation of property belonging to the Company;

(v)	SL’s engagement in a conduct which substantially impairs his ability to perform the duties and obligations of the Employment or is likely to cause material harm to the business or reputation of the Company which is not remedied within 15 (fifteen) days after notice thereof from the Company;

(vi)	SL personally engaging in any act of moral turpitude including misappropriation of any property of the Company or which causes or is likely to cause material harm to the business or reputation of the Company which is not remedied within 30 (thirty) days after notice thereof from the Company;

(vii)	SL breaching in any material respect the terms of this Employment Agreement (or any confidentiality agreement or invention or proprietary information agreement with the Company) which is not remedied within 30 (thirty) days after notice thereof from the Company.

17.	The SL agrees and acknowledges that he is appointed as the Executive Vice Chairman by virtue of his employment as a whole time functional director of the Company and upon the ceasure of his employment as such on account of termination, resignation, superannuation or otherwise, he shall cease to be director of the Company.

18.	In the event of termination of Employment of SL as the Executive Vice Chairman of the Company for any of the reasons setforth in Clause 16 above, the Executive Vice Chairman shall not be entitled to his salary and perquisites, for the balance period of the Term in accordance with Schedule I hereto.

19.	The SL shall not be entitled to participate or vote on any resolution of the Board with respect to any matter in which he is, directly or indirectly, interested.

20(a)	In the event any of any claim, controversy, dispute or difference between parties hereto, arising out of or in connection with or in relation to this Employment Agreement, either party will be entitled refer the same to binding arbitration in accordance with the Arbitration and Conciliation Act, 1996, and the Rules made thereunder. The reference shall be to a sole arbitrator if the parties hereto agree upon a sole arbitrator; and failing such agreement, to three arbitrators, one to be appointed by company, the other to be appointed by the SL and the third to be appointed by the two arbitrators appointed by the Parties.

(b)	The notice should accurately set out the disputes between the Parties, the intention of the aggrieved party to refer such disputes to arbitration as provided herein, the name of the person it seeks to appoint as an arbitrator with a request to the other party to agree to such arbitrator within 30 days from the receipt of the notice. All notices by one party to the other in connection with the arbitration shall be in writing and shall be made as provided in this Employment Agreement.

(c)	The Arbitrators shall hold their sittings at Mumbai.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the day and year first herein above written.

By: MR. SUNIL LULLA

/s/ Sunil Lulla

In the presence of:

1. Mr Farokh P Gandhi (CA)

EROS INTERNATIONAL MEDIA PRIVATE LIMITED

By:	/s/ Jyoti Deshpande
Name:	Mrs Jyoti Deshpande
Title:	Director

Authorised by Resolution of the Board

of Directors passed at its meeting held

on September 29, 2009 at Mumbai.

In the presence of:

2. Mr. Anand Shankar (Vice President-Finance)

SCHEDULE I

COMPENSATION STRUCTURE

Component of Compensation	Annual in Rupees	Monthly in Rupees
Basic Salary	60,00,000	5,00,000
Retirals—Gratuity at 15 days Basic Salary	2,50,000	—
Conveyance and Car Reimbursement	15,00,000	1,25,000
Medical Reimbursement*	15,000	1,250
Special Pay	1,04,85,000	8,73,750
Company Rent Accommodation**	36,00,000	3,00,000

TOTAL	2,18,50,000	18,00,000

*	Medical Insurance for the Executive and his spouse shall be paid by the Company for an amount to be decided as per the Company’s policy in this regard.
**	The Company shall pay to the lessor an interest free refundable deposit of Rs. 2,90,00,000/- ( Rupees Two Crore Ninety Lacs Only) and annual lease rental to the lessor @ Rs. 3,00,000/- per month (Rupees Three Lacs Only), subject to Tax deduction at source towards securing rented accommodation in Mumbai Suburbs to be provided to SL.

In addition, the Executive shall be eligible for the following:

1.	SL, will be provided with a club membership, taken by the company for the use of directors/executives of the company from any of the reputed clubs.

2.	All expenses relating to telephone at residence, mobile bills, PDA charges and other expenses incurred by the SL for the purpose of the business of the Company shall be reimbursed by the Company on actual.

3.	SL will be provided with company owned cars for the purpose of the business of the company.

4.	SL shall be entitled to leave including casual and sick leave in accordance with the Company’s applicable leave and service rules for the senior management employees of the company.

5.	SL shall be entitled to leave travel allowances in accordance with the company’s applicable leave travel allowances rules.

[SEVERAL STAMPS]